Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Form F-3 of BitFuFu Inc. (the “Company”) of our report dated April 25, 2024 relating to the audit of the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows in each of the years for the three-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
April 3, 2025	Certified Public Accountants
PCAOB ID: 1171